Filed Pursuant to Rule 424(b)(5)

Securities Act File No. 333-259592

Investment Company Act File No. 811-21982

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 20, 2021)

Supplement Dated February 25, 2022

to the currently effective Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”), as may be supplemented from time to time, for Guggenheim Strategic Opportunities Fund (the “Fund”)

This supplement provides updated information beyond that contained in the Prospectus and SAI and should be read in conjunction with the Prospectus and SAI.

Effective immediately, Perry Hollowell no longer serves as a portfolio manager of the Fund. Accordingly, any and all references to Perry Hollowell are hereby deleted.

Additionally, effective immediately, Evan Serdensky is added as a portfolio manager of the Fund.

Effective immediately, in the section of the Prospectus entitled “Portfolio Management,” the following paragraph shall be inserted prior to the last sentence of the section:

Evan L. Serdensky, Director and Portfolio Manager of the Sub-Adviser. Mr. Serdensky joined Guggenheim in 2018 and is a Portfolio Manager for Guggenheim’s Active Fixed Income and Total Return mandates, specializing in corporate credit. Previously, Mr. Serdensky was a Trader on the Investment Grade Corporate team at Guggenheim Investments, where he was responsible for identifying and executing investment opportunities across corporate securities. Prior to joining Guggenheim, Mr. Serdensky was a Vice President and Portfolio Manager at BlackRock, responsible for actively managing High Yield and Multi-Sector Credit portfolios. Mr. Serdensky started his career at PIMCO supporting Total Return and Alternative strategies. Mr. Serdensky completed his B.S. in Finance from the University of Maryland and earned his M.S. in Finance from the Washington University in St. Louis.

Effective immediately, in the section of the SAI entitled “Portfolio Management,” the first sentence of the section is deleted in its entirety and replaced as follows:

The Sub-Adviser’s personnel with the responsibility for the day-to-day management of the Fund’s portfolio are B. Scott Minerd, Managing Partner and Global Chief Investment Officer, Anne Bookwalter Walsh, Managing Partner and Chief Investment Officer Fixed Income, Steve Brown, Assistant Chief Investment Officer and Senior Managing Director, Adam Bloch, Managing Director, and Evan Serdensky, Director.

Effective immediately, the following information is added to the end of the table in the section entitled “Portfolio Management – Other Accounts Managed by the Portfolio Managers” on page S-29 of the SAI:

	Number of Other Accounts Managed and Assets by Account Type			Number of Other Accounts Assets for Which Advisory Fee is Performance-Based
Name of Portfolio Manager	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
Evan Serdensky	1	0	0	0	0	0
	$701 million	$0	$0	$0	$0	$0

Effective immediately, the following information is added to the end of the table in the section entitled “Portfolio Management – Portfolio Manager Compensation” on page S-35 of the SAI:

Evan Serdensky: None

Please Retain This Supplement for Future Reference